UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CORINTHIAN COLLEGES, INC.
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October 31, 2013

Re:                             Supplemental Information Related to the Annual Stockholders Meeting

Dear Fellow Stockholder:

As you may have noted, ISS has issued a voting recommendation inconsistent with the Board’s recommendation regarding  the advisory vote on executive compensation (the “Say on Pay Proposal”) for the upcoming annual stockholders’ meeting of Corinthian Colleges, Inc. (“Corinthian,” the “Company,” “we,” “us,” or similar terms).  The other major proxy advisory firm, Glass Lewis, recommended “for” the Say on Pay Proposal. To clarify any confusion that has resulted from these conflicting reports, we are taking this opportunity to provide you with additional information and context regarding our executive compensation actions.

Proposal 4 — Advisory Vote on Executive Officer Compensation

With regard to the Say on Pay Proposal, the following summarizes our overall perspective regarding our executive compensation programs in light of the current context for our Company and the for-profit education sector generally.  Following this summary, we provide specific counterpoints to ISS’s reported rationale for its “against” recommendation on this proposal.

•                  While the for-profit education sector continues to face significant macroeconomic and regulatory head winds, we competed effectively within our sector as evidenced by our favorable operating income growth rate and total shareholder return (TSR) in 2013 relative to Corinthian’s education peers as disclosed in the Compensation Discussion & Analysis section of our 2013 Definitive Proxy Statement (see Table A below).

•                  In order to effectively compete in these challenging times, we need to maintain reasonably competitive compensation opportunities, including competitive equity award opportunities, to retain and motivate our experienced, talented team of executives.

•                  To balance the perspective that our relative performance has been strong, with the recognition that our absolute levels of performance have not been strong, we held the line on salaries for most of our named executive officers, including our CEO. Our CEO’s total compensation level for fiscal 2013 was conservative, substantially below the median level of CEO compensation levels for ISS’s peer group of companies.  In fact, our CEO’s base salary has not increased since mid-fiscal 2011.

•                  We strongly believe in pay for performance principles. In addition to our performance-based short-term incentive program, a core part of our executive compensation program has been our use of equity-based long-term incentives. We have historically relied on a combination of restricted stock units (RSUs) and stock options that vest over 3-4 year periods. These awards tie our executives’ compensation opportunities to the performance of our stock and thus to shareholder return.

•                  Consistent with pay for performance principles, our historical use of RSUs and stock options has resulted in realized compensation to our CEO and our other named executive officers that is significantly below targeted values, as discussed on pages 38 and 39 of our 2013 Definitive Proxy Statement.

•                  In response to continuing market trends, to further enhance pay for performance, and to manage dilution from our equity-based incentives, for fiscal 2014 we initiated long-term performance-based cash awards to our executives that vest based on cumulative operating income objectives over a 3-year period (as disclosed on page 27 of our 2013 Definitive Proxy Statement). These performance-based awards were targeted to represent 60% of the long-term incentive grant value provided to our named executive officers for fiscal 2014, while RSUS and options were each targeted to represent only 20% of the fiscal 2014 long-term incentive grant value.

As evidence of our strong pay for performance principles, we scored a “low concern” on ISS’s own relative pay for performance tests — on ISS’s relative degree of alignment test we scored better than 56% of the ISS group of peer companies and on its multiple of median test we scored better than 85% of the ISS group of peer companies, which effectively means we are paying well below the median of these peer companies.

ISS’s rationale for an “against” recommendation on the Say on Pay Proposal is based on (1) the fact that our 2013 operating income goal was set below the operating income level we achieved in 2012 and (2) our Chief Executive Officer (the “CEO”) received an increase in his equity grant over the prior year while TSR declined.

•                  Regarding ISS’s observation that the Company’s operating income goal in 2013 was lower than in 2012, ISS fails to recognize the severely negative macroeconomic conditions faced by the for-profit education sector during our fiscal 2013, which required that our operating income goal be set at a lower level than that of the prior year.  Our operating income goal for 2013 was grounded in both our own and market analysts’ expectations for our Company and the industry. We believed that our operating income target of $50M (which represented a 17% decline from fiscal 2012 actual operating income results) was a challenging objective at the time we set the goal — and hindsight evidence suggests that indeed was the case.  Table A below shows that the median operating income growth for companies in our sector during the comparable time period was -35%, with top quartile performance at -22%.  This analysis indicates that in fact our target objective ended up being above top quartile performance in our sector, and our actual performance of -9% was among the best in the industry over this time period.  As such, the Company believes that payout at 119% of the target award was warranted.  By ISS’s logic, no company should be able to pay a bonus when it anticipates — and then actually suffers — a down year during a sector-wide cyclical contraction.  This approach would be inconsistent with our philosophy of structuring incentives to motivate performance in a given year by setting realistic but challenging goals and providing meaningful performance-based award opportunity to attract and retain key executives even during challenging market conditions and, we believe, inconsistent with our stockholders’ long-term interests.

•                  Regarding our CEO receiving an increase in his equity grant over the prior year, again ISS’s analysis fails to consider the broader context for the award.  Namely, our CEO’s total compensation package was already conservative relative to peers (as outlined above and acknowledged by ISS), significant reductions in our CEO’s equity awards occurred between fiscal 2011 and 2012 resulting in CEO equity grant values below the peer group median values in each of the past three years, and Corinthian’s performance relative to sector peers was strong during its 2013 fiscal year.

•                  ISS own analysis indicates:

•                  The value of equity grants to our CEO was 57% of the value of equity grants for ISS’s CEO peer median during fiscal 2013.

•                  Our CEO’s total compensation level for fiscal 2013 was substantially below the median level of fiscal 2013 compensation for ISS’s own peer group of companies, and second lowest among that peer group.

•                  As indicated in the Compensation Discussion & Analysis included in our 2013 Definitive Proxy Statement, the long-term incentive grants to our CEO remain below Corinthian’s own target equity grant guidelines, which are based on our own assessment of market-competitive levels.

•                  Our TSR performance for our fiscal year ending June 30, 2013 compared favorably with our industry peers over this period. As illustrated in Table A, our 1-year TSR was -22%, compared to 50th and 75th percentile performance of - 48% and -22%, respectively.

•                  The measurement of 1-year change does not reflect that the CEO grant value was reduced by more than 60% in 2012 from 2011 levels, and in 2013 is still 33% below the 2011 values which, at the time, were targeted near the peer group median.  Total compensation values for the CEO have been below the peer group median in each of the last 3 years.

•                  Furthermore, the percentage of equity granted to our named executive officers was higher in fiscal 2013 than in prior years because long-term cash awards were used in lieu of equity awards for lower level employees in order to maintain the alignment with stock price performance for more senior executives. The Committee took this action in order to reduce shareholder dilution and, by focusing equity awards on more senior executives, maintain strong equity-based pay for performance alignment for senior management. When the grant value of our cash long-term incentive awards is included, the total percentage of the aggregate grant date value of cash and equity long-term incentives awarded to our named executive officers in fiscal 2013 (as a percentage of the aggregate grant date value of all such awards granted by us in fiscal 2013) was 25.8%, which is slightly less than ISS’s GICs median percentage for grants to named executive officers of 29.6%. For the fiscal 2014 annual long-term incentive awards, the percentage granted to NEOs was 27.5% which is also below the ISS GICs median.

In addition to the above specific counterpoints, ISS’s own relative pay for performance tests concluded a “low concern.”

•                  We scored a “low concern” on ISS’s Relative Degree of Alignment test, which indicated that CEO pay and TSR were aligned better than 56% of companies.

•                  We scored a “low concern” on ISS’s Multiple of Peer Group Median test, which indicated that the relative level of our CEO’s pay was lower than 85% of peer companies.

While not mentioned as part of its rationale for an “against” recommendation on the Company’s Say on Pay Proposal, ISS also incorrectly states that Corinthian maintains “single trigger equity vesting acceleration” whereby outstanding equity awards are automatically accelerated upon a change-in-control event. In fact, as we disclose on pages 48 and 62-63 of our 2013 Definitive Proxy Statement, we maintain a “double trigger” whereby outstanding equity is only accelerated automatically upon a change-in-control with subsequent termination of employment without cause or for good reason, or in situations in which the Company does not survive or the Company’s common stock ceases to be publicly traded and the plan administrator does not provide for provision the substitution, assumption, exchange or other continuation or settlement of the applicable award.

Summary Regarding the Say on Pay Proposal

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR the Say on Pay Proposal. If you have already cast a vote against the proposal, we urge you to reconsider that determination and submit a new vote in favor of the proposal.  As demonstrated above, Corinthian has taken strong steps to ensure that executive pay is aligned with performance and has provided for conservative levels of total compensation in light of the continued challenges facing our industry.  Despite these ongoing challenges, it is critical to our future success that we are able to attract and retain talented executives through the provision of reasonable compensation levels and, as such, we very much need your support on these proposals.

Additional Considerations Regarding Proposal 1 and Proposal 2

Additionally, as you may have noted, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on October 30, 2013.  In this filing, the Company reported that, effective October 30, 2013, two of the members of the Company’s Board of Directors, Paul St. Pierre and Linda Skladany, had both resigned from the Nominating and Corporate Governance Committee of the Board of Directors of the Company.  Mr. St. Pierre and Ms. Skladany will continue to serve on the Company’s Board of Directors and are each standing for re-election at the Company’s annual meeting of stockholders, which is scheduled to be held on November 13, 2013.

The Company also disclosed in its Report on Form 8-K additional information regarding Proposal 2 to be voted on at its upcoming annual meeting of shareholders, an amendment of its 2003 Performance Award Plan (the “2003 Plan”), as more particularly described in Proposal 2 in the Company’s 2013 Definitive Proxy Statement.  Corinthian reported that, if the Company’s stockholders approve the proposed amendment to the 2003 Plan, equity-based awards granted by the Company during its fiscal years ending June 30, 2014, 2015 and 2016 will be structured such that the Company’s average annual burn rate with respect to such grants will not exceed 3.88% for this three-year period. For this purpose, the “burn rate” for any one particular fiscal year means the total number of shares of the Company’s common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that fiscal year divided by the Company’s weighted average total number of shares of common stock issued and outstanding during that particular fiscal year. In calculating the burn rate, Proposal 2 in the 2013 Definitive Proxy Statement originally provided that shares issuable upon exercise or payment, as the case may be, of full-value awards (as described in Proposal 2 in the 2013 Definitive Proxy Statement) will be counted as 1.42 shares for each share actually issuable in respect of the award. As disclosed in the Report on Form 8-K referenced above, the Company has reconsidered this ratio and determined that it should be 1.5-for-1 instead of 1.42-for-1.  Accordingly, if the Company’s stockholders approve the proposed amendment to the 2003 Plan, in calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of full-value awards (as described in Proposal 2 in the 2013 Definitive Proxy Statement) will be counted as 1.5 shares for each share actually issuable in respect of the award. As disclosed in Proposal 2 in the Definitive Proxy Statement, shares issued in respect of equity-based awards that are initially granted by other entities and that are assumed or substituted for by the Company in connection with mergers and acquisitions will not be counted for purposes of calculating the burn rate.

This information is being provided as a supplement to our Proxy Statement dated October 3, 2013, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.

We urge you to follow the recommendations of our Board of Directors and vote FOR all proposals submitted in our Proxy Statement.

Table  A

	Most Recent	Most Recent	Prior FY	Year-Over-Year	1-Year Total Shareholder Return
Company	FY Revenue	FY Op Income	Op Income	Change in Op Income	Ending 6/30/2013
Apollo Group	$4,253	$737	$1,194	-38%	-51%
Education Management	$2,499	$217	$351	-38%	-19%
Devry	$1,964	$246	$306	-20%	1%
Corinthian Colleges	$1,600	$55	$60	-9%	-22%
Career Education	$1,489	$(76)	$230	—	-57%
ITT Educational Services	$1,287	$326	$507	-36%	-60%
Bridgepoint Education	$968	$206	$274	-25%	-44%
Strayer Education	$562	$116	$179	-35%	-54%
75th Percentile	$2,098	$266	$390	-22%	-22%
Median	$1,545	$211	$290	-35%	-48%
25th Percentile	$1,207	$101	$217	-37%	-54%

Source: Standard and Poor's Research Insight. Operating income represents operating income after depreciation as calculated by Standard and Poor's Research Insight. Year-over-year change in operating income is not reported for companies with a change from positive to negative operating income.